Exhibit 23.2

to Registration Statement

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Qwest Corporation:

We consent to the use of our report dated March 2, 2012, with respect to the consolidated balance sheets of Qwest Corporation as of December 31, 2011 (Successor date) and December 31, 2010 (Predecessor date), and the related consolidated statements of operations, comprehensive income, stockholder’s equity, and cash flows for the periods from April 1, 2011 to December 31, 2011 (Successor period), and from January 1, 2011 to March 31, 2011 and each of the years in the two-year period ended December 31, 2010 (Predecessor periods), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

Our report refers to the acquisition of all of the outstanding stock of Qwest Corporation’s indirect parent, Qwest Communications International Inc., by CenturyLink, Inc. effective April 1, 2011, and states that the consolidated financial information of Qwest Corporation after the acquisition is stated on a different cost basis than for the periods before the acquisition and, therefore, is not comparable.

KPMG LLP

Denver, Colorado

March 2, 2012